© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 1

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 2 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS & NON-GAAP MEASURES

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 323 (Nasdaq: PTLO)

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 422 2023 Q1 Q2 Q3 Q4 Kissimmee, FL The Colony, TX Tucson, AZ Gilbert, AZ Allen, TX Cicero, IL Arlington, TX Clermont, FL Queen Creek, AZ Algonquin, IL Rosemont, IL Ft. Worth, TX Allen, TX 6 in Q4…

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 522 2023 Q1 Q2 Q3 Q4 Kissimmee, FL The Colony, TX Tucson, AZ Gilbert, AZ Allen, TX Cicero, IL Arlington, TX Clermont, FL Queen Creek, AZ Algonquin, IL Rosemont, IL Ft. Worth, TX Allen, TX DONE!

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 623 • • • • • Sunbelt = 80%+ of Pipeline 9 10.7% Development Day Commitments 2024 Development Outlook Q1 Q2 Q3 Q4 1 2-3 2-3 2-3

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 723 2 0 2 4 OUTLOOK

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 823 LONG-TERM OUTLOOK (1) We are unable to reconcile the long-term outlook for Adjusted EBITDA growth to net income (loss), the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 923 A P P E N D I X

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 1023 (1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term. (2) Represents non-capitalized third-party consulting and software licensing costs incurred in connection with the implementation of a new ERP system. (3) Represents loss on disposal of property and equipment. (4) Represents the exclusion of certain expenses that management believes are not indicative of ongoing operations, consisting primarily of professional fees. (5) Represents remeasurement of the Tax Receivable Agreement liability. (6) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

© 2019 Portillo’s Hot Dogs | All rights reserved | Do not share or duplicate confidential content, in whole or part, without written consent 1123 (1) Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net.